EXHIBIT 23.2
THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my reports dated December 20th, 2013 on the financial statements of Canso Enterprises LTD as of November 30, 2013 and for the period from June 26, 2013 (inception) through November 30, 2013 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. I also consent to your use of my name as an expert in the appropriate sections of those filings.

Dated this 17st day of March, 2014.

Thomas J. Harris
Certified Public Accountant